Exhibit 99.1
                              Fiscal Quarter Ended
                                  July 31,2004

Mass Megawatts Wind Power, Inc. (OTC bulletin Board: MMGW) reports for three months ending July 31, 2004.


SHREWSBURY, Mass., September 14, 2004 /PRNewswire-FirstCall/ -- Mass Megawatts reports a net loss of five cents per share in the three months ending July 31, 2004. A year earlier during the same three month period a net loss of ten cents per share was reported. The net loss for the latest fiscal quarter ending on July 31, 2004 was $148,565 or 5 cents per share. In the previous year, there was a net loss of $228,521 or 10 cents per share.

Since its incorporation, Mass Megawatts had no significant revenues. In the last fiscal quarter, the company started construction of a project in Blandford, Massachusetts. The Company is confident that it will maintain operations for another year.

The wind energy industry had a growth rate of at least 30% per year in the past five years. It is also the fastest growing segment of the $650 billion per year electricity market. Mass Megawatts Wind Power, Inc. develops state of the art wind energy power plants capitalizing on a new wind energy design.

For more information, the web site is www.massmegawatts.com and the company can be reached at the phone number of (508) 751-5432.

This press release contains forward-looking statements that could be affected by risks and uncertainties, including but not limited to Mass Megawatts Wind Power, Inc. ability to produce a cost-effective wind energy conversion device. Among the factors that could cause actual events to differ materially from those indicated herein are: the failure of Mass Megawatts Wind Power, Inc. to achieve or maintain necessary zoning approvals with respect to the location of its MAT power developments; the ability to remain competitive; to finance the marketing and sales of its electricity; general economic conditions; and other risk factors detailed in periodic reports filed by Mass Megawatts Wind Power, Inc.

Contact:

Jon Ricker (508) 751-5432
JonRicker@massmegawatts.com

www.massmegawatts.com